Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of April 28, 2021, by and among Tuscan Holdings Corp., a Delaware corporation (“Parent”), TSCN Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Microvast, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company may be referred to herein, collectively, as the “Parties” and, individually, as a “Party”.

WHEREAS, the Parties are all of the parties to that certain Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”);

WHEREAS, pursuant to Section 11.10 of the Merger Agreement, the Merger Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties wish to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to the Merger Agreement. Pursuant to Section 11.10 of the Merger Agreement, the Merger Agreement is hereby amended as follows:

(a) Section 10.1(eeeee) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(eeeee) “Termination Date” means July 31, 2021; provided, however, that if the Parent Extension Approval has not been obtained, the Termination Date shall be May 14, 2021.”

2. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

3. Effect of Amendment. The Merger Agreement is amended by this Amendment only as specifically provided in this Amendment and, as so amended, shall continue in full force and effect. Each reference in the Merger Agreement to “this Agreement,” “the Merger Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended by this Amendment (except that references in the Merger Agreement to the “date hereof,” “date of this Agreement,” “date of the Merger Agreement” or words of similar import shall continue to mean February 1, 2021). References to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement or contemplated thereby shall refer to the Merger Agreement, as amended by this Amendment.

4. Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by email of a .pdf attachment will be effective as delivery of a manually executed counterpart of this Agreement.

5. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without regard to any choice of law or conflict of law provisions that would require the application of the laws of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

PARENT:

TUSCAN HOLDINGS CORP.

By:	/s/ Stephen A. Vogel
Name:	Stephen A. Vogel
Title:	Chief Executive Officer

MERGER SUB:

TSCN MERGER SUB INC.

By:	/s/ Stephen A. Vogel
Name:	Stephen A. Vogel
Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

COMPANY:

MICROVAST, INC.

By:	/s/ Yang Wu
Name:	Yang Wu
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]